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                                                                     EXHIBIT 3.3

                             AMENDED AND RESTATED

                        CERTIFICATE OF INCORPORATION OF

                             CCA ACQUISITION CORP.

          CCA Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          1.  The name of the Corporation is CCA Acquisition Corp.

          2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 27, 1994.

          3. This Amended and Restated Certificate of Incorporation restates and further amends the Certificate of Incorporation of the Corporation as heretofore amended and has been duly adopted by the Board of Directors and approved by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The text of the Certificate of Incorporation as amended and restated shall be read in full as follows:

          1.  The name of the Corporation is CCA Acquisition Corp.

          2. The address of its registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

          3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          4. The Corporation is authorized to issue One Hundred (100) shares of Common Stock, $.01 par value per share.

          5.  The Corporation is to have perpetual existence.
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          6.  Elections of directors of the Corporation need not be by written ballot unless the By-laws of the Corporation so provide.

          7. (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the date of filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing in respect of any act or omission occurring prior to the time of such repeal or modification.

          (b) The Corporation shall indemnify, to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to be taken or omitted in such capacity, and may to the same extent indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is

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     or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding or any appeal therefrom.

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          IN WITNESS WHEREOF, CCA Acquisition Corp. has caused this Amended and
Restated Certificate of Incorporation to be signed by Jerald L. Kent, its Executive Vice President, and attested by Theodore W. Browne, II, its
Secretary, this 9th day of February, 1995.



                              By: /s/ Jerald L. Kent
                                 __________________________
                                 Jerald L. Kent
                                 Executive Vice President


ATTEST:



By: /s/ Theodore W. Browne, II
   ___________________________
   Theodore W. Browne, II
   Secretary

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